As filed with the Securities and Exchange Commission on March 21, 1997 Registration No. 333-


			    Form S-8

		SECURITIES AND EXCHANGE COMMISSION
		     WASHINGTON , D.C. 20549

			APPLE COMPUTER, INC.
     (Exact name of registrant as specified in its charter)

			REGISTRATION STATEMENT
				under
		     THE SECURITIES ACT OF 1933

CALIFORNIA	                         94-2404110
(State of other 			I.R.S. Employer
jurisdiction of 			Identification No.
Incorporation or
Organization


			One Infinite Loop
		    Cupertino, California 95014
(Address, including zip code, of principal executive offices)

			1990 Stock Option Plan
		     Employee Stock Purchase Plan
	      NeXT Software, Inc. 1990 Stock Option Plan
		      (Full title of the plan)

		       SUSAN L. THORNER, ESQ.
		      Director, Corporate Law
			Apple Computer, Inc.
		   One Infinite Loop, M/S 75-7CL
		    Cupertino, California 95014
			   (408) 996-1010
    (Name, address, including zip code, and telephone number, including area code, of agent for service

			     Copy to:

		    WILLIAM H. HINMAN, ESQ.
		      Shearman & Sterling
	       555 California Street, 20th Floor
		San Francisco, California 94104

         	CALCULATION OF REGISTRATION FEE



Title of      	   Amount	Proposed	Proposed   	Amount of
Securities To	   To Be 	Maximum		Maximum 	Registration
Be Registered	   Registered	Average		Aggregate	Fee (4)
		     (1)	Offering	Offering
				Price Per	Price (2)
				Share (2)
Common Stock,
no par value


--Newly reserved  1,000,000   	$16.5625	$16,562,500	 $5,018.94
under 1990 Stock  shares
Option Plan

--Newly reserved  2,000,000	$16.5625	$33,125,000	$10,037.88
under Employee    shares
Stock Purchase
Plan

--Shares	  1,900,000	$6.55 		$12,445,000 	 $3,771.21
underlying	  shares	 (3)		  (3)
options
outstanding
under NeXT
Software, Inc.
1990 Stock
Option Plan


(1)	Pursuant to Rule 429 promulgated under the Securities Act of
1933, as amended (the "Securities Act"), the prospectus relating to this
Registration Statement also relates to shares registered under Form S-8
Registration Statements Nos. 2-70449, 2-85095, 33-866, 33-23650, 33-31075,
33-40877, 33-47596, 33-53895, 33-57092, 33-60279 and 333-07437.  A total of 13,000,000 shares issuable under the Employee Stock Purchase Plan and a total of the 1981 Stock Option Plan, have previously been registered under the Securities Act.

(2)	Computed in accordance with Rule 457(h) solely for the purpose of computing the amount of the registration fee based on the average of the high and low sale price reported by the Nasdaq National Market for
March 7, 1997.

(3)	Computed in accordance with Rule 457(h) solely for the purpose of computing the amount of the registration fee based on the average of the actual prices at which the options granted under the plan may be exercised.

(4)	1/33 of 1% of the maximum aggregate offering price.






INFORMATION REQUIRED IN THE SECTION 10(A)
PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan
Annual Information.*

























*	Information required by Part I to be contained in the
Section 10(a) prospectus is omitted from this Registration
Statement in accordance with Rule 428 under the Securities
Act and the "Note" to Part I of Form S-8.


PART II

INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.	Incorporation of Documents by Reference.

	There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

	(a)	The Registrant's annual report on Form
10-K for the fiscal year ended September 27, 1996;

	(b)	The Registrant's quarterly report on
Form 10-Q for the quarter ended December 27, 1996;

	(c)	All other reports filed by the Registrant
pursuant to Sections 13(a) or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange
Act"), since September 27, 1996; and

	(d)	The description of the Registrant's
common stock and associated common stock
purchase rights, contained in the Registrant's
Registration Statements on Form 8-A filed with the
Commission on October 30, 1981 and May 26, 1989,
respectively, registering such shares and associated
rights pursuant to Section 12 of the Exchange Act,
including any amendment or report updating such
descriptions.

	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.	Description of Securities.

		Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

		Not Applicable.

Item 6.	Indemnification of Directors and Officers.

	Section 317 of the California General Corporations
Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the CGCL provides that this limitation on liability has no effect on a director's liability if (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders,
(v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under
Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does


0not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts,
Section 317 may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

	In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limit the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Company's
By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

	 Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

	The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

	The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.


Item 7.	Exemption from Registration Claimed.

		Not Applicable.


Item 8.	Exhibits.

		The following exhibits are filed as part of this Registration Statement:

Exhibit  No. 	Description

1(1)		Common Shares Rights Agreement dated as
		of May 15, 1989 between the Registrant and
		the First National Bank of Boston, as Rights
		Agent.
4.2  		1990 Stock Option Plan, as amended through
		December 1996
4.3		Employee Stock Purchase Plan, as amended
		through December 1996
4.4		NeXT Software, Inc. 1990 Stock Option Plan
5.1		Opinion of counsel as to the legality of the
		securities being registered hereby.
23.1		Consent of counsel (included in Exhibit 5.1).
23.2		Consent of Ernst & Young LLP, independent
		auditors, with respect to the consolidated
		financial statements of the Registrant.
24.1		Power of Attorney (included on page 11).



(1)	Incorporated by reference to Exhibit 1 to the
	Registrant's Registration Statement on Form 8-A filed
	with the Commission on May 26, 1989.


Item 9.	Undertakings.

		(a)	The Registrant hereby undertakes:

	(1)	To file, during any period in which
offers or sales are being made, a post-effective
amendment to this Registration Statement to include
any material information with respect to the plan of
distribution not previously disclosed in the
Registration Statement or any material change to such
information in the Registration Statement;

	(2)	That, for the purpose of determining
any liability under the Securities Act, each such post-
effective amendment shall be deemed to be a new
registration statement relating to the securities offered
therein and the offering of such securities at that time
shall be deemed to be the initial bona fide offering
thereof.

	(3)	To remove from registration by means
of a post-effective amendment any of the securities
being registered which remain unsold at the
termination of the offering.

		(b)	The undersigned Registrant hereby
undertakes that, for purposes of determining any liability
under the Securities Act, each filing of the Registrant's
annual report pursuant to Section 13(a) or Section 15(d) of
the Exchange Act that is incorporated by reference in the
Registration Statement shall be deemed to be a new
registration statement relating to the securities offered
therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(c)	Insofar as indemnification for liabilities
arising under the Securities Act may be permitted to
directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the
Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore,
unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the


Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.



			SIGNATURES

	Pursuant to the requirements of the Securities
Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, County of Santa Clara, State of California, on the 7th day of March, 1997.


			APPLE COMPUTER, INC.



			By /s/ Fred D. Anderson
			Fred D. Anderson
			Executive Vice President and
			Chief Financial Officer



			POWER OF ATTORNEY

		KNOW ALL PERSONS BY THESE PRESENTS,
that each person whose signature appears below hereby constitutes and appoints Gilbert F. Amelio, Fred D.
Anderson and Robert M. Calderoni, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

		Pursuant to the requirements of the Securities
Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title			Date

			Chairman and		March 17,1997
/s/ Gilbert F. Amelio	Chief Executive
Gilbert F. Amelio	Officer and
			Director (Principal
			Executive Officer)


    			Executive Vice		March 17,1997
/s/ Fred D. Anderson	President and Chief
Fred D. Anderson	Financial Officer
			(Principal Financial
			Officer)


			Senior Vice		March 17,1997
/s/ Robert M. Calderoni	President, Finance
Robert M. Calderoni	and Corporate
			Controller
			(Principal Accounting
			Officer)



/s/ Gareth C.C. Chang	Director		March 17, 1997
Gareth C.C. Chang


/s/Bernard Goldstein	Director		March 17, 1997
Bernard Goldstein



/s/Katherine M. Hudson	Director		March 17, 1997
Katherine M. Hudson



/s/ Delano E. Lewis	Director		March 17, 1997
Delano E. Lewis


/s/ A.C. Markkula, Jr.	Director		March 17, 1997
A.C. Markkula, Jr.


/s/Edgar S. Woolard,Jr.	Director		March 17, 1997
Edgar S. Woolard, Jr.


			EXHIBIT INDEX


Exhibit			 			       Page
No.     	 Description  		 	 	No.

1 (1)	Common Shares Rights Agreement
	dated as of May 15, 1989 between the
	Registrant and the First National
	Bank of Boston, as Rights Agent.
4.2	1990 Stock Option Plan as amended	 	14
	through December 1996
4.3	Employee Stock Purchase Plan as			33
	amended through December 1996
4.4	NeXT Software, Inc. 1990 Stock			45
	Option Plan
5.1	Opinion of counsel as to the legality		55
	of the securities being registered
	hereby.
23.1	Consent of counsel (included in			56
	Exhibit 5.1).
23.2	Consent of Ernst & Young LLP,			57
	independent auditors, with respect
	to the consolidated financial
	statements of Apple Computer, Inc.
24.1	Power of Attorney (included on page	 	11
	11).



(1)	Incorporated by reference to Exhibit 1 to the
Registrant's Registration Statement on Form 8-A filed
with the Commission on May 26, 1989.

